EXHIBIT 3.1
AMERICAN CAMPUS COMMUNITIES, INC.
ARTICLES SUPPLEMENTARY

American Campus Communities, Inc., a Maryland corporation (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:
FIRST: Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors has resolved to prohibit the Company from electing to be subject to the provisions of Section 3-803 of Title 3, Subtitle 8 of the MGCL, unless a proposal to repeal such resolution is approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.
SECOND: The action to prohibit the Company from becoming subject to Section 3-803 of Title 3, Subtitle 8 of the MGCL without stockholder approval referenced above has been approved by the Board of Directors in the manner and by the vote required by law.
THIRD: The undersigned officer acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 6th day of March, 2017.
AMERICAN CAMPUS COMMUNITIES, INC., a Maryland corporation

By:    /s/ William C. Bayless, Jr.
William C. Bayless, Jr.
Chief Executive Officer

ATTEST:

By:    /s/ Jonathan A. Graf
Jonathan A. Graf
Secretary